The National Security Group, Inc. 661 East Davis Street Post Office Box 703 Elba, Alabama 36323	EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Additional Information: Contact Brian R. McLeod – Chief Financial Officer @ (334) 897-2273

THE NATIONAL SECURITY GROUP, INC.

A.M. BEST Affirms Financial Strength Ratings of Insurance Subsidiaries

ELBA, ALABAMA (April 23, 2009)...The National Security Group, Inc. announced that, on April 22nd, A.M. Best Co. affirmed the financial strength rating (FSR) of B++ (Good) and issuer credit ratings (ICR) of “bb” of The National Security Group. A.M. Best has also affirmed the FSR of B++ (Good) and the ICR of “bbb” of National Security Fire and Casualty Company (NSFC) as well as the FSR of B+ (Good) and ICR of “bbb-” of its wholly-owned subsidiary, Omega One Insurance Company, Inc. (Omega One). Concurrently, A.M. Best affirmed the FSR of B (Fair) and assigned an ICR of “bb” to National Security Insurance Company. A.M. Best revised the outlook to negative from stable for The National Security Group and subsidiary, National Security Fire & Casualty Company. The outlook for Omega One Insurance Company and National Security Insurance Company remained stable.

With its home office in Elba, Alabama, The National Security Group, Inc. is a regional insurance holding company. Through our subsidiary insurance companies, we offer a diversified line of home, auto, life, accident and supplemental health insurance coverage. Company shares are traded on the NASDAQ Global Market under the symbol NSEC.

Founded in 1899, A.M. Best Company is a global full-service credit rating organization dedicated to serving the financial and health care service industries, including insurance companies, banks, hospitals and health care system providers. For more information, visit www.ambest.com.